Exhibit 99.1

3700 Glenwood Ave., Ste. 530 Raleigh, NC 27612

TRIANGLE CAPITAL CORPORATION REPORTS SECOND QUARTER 2012 RESULTS

RALEIGH, NC – August 1, 2012, Triangle Capital Corporation (NYSE: TCAP) (“Triangle” or the “Company”), a leading provider of capital to lower middle market companies located throughout the United States, today announced its financial results for the second quarter of 2012.

Highlights

•	Total Investment Portfolio: $598.4 million

•	Total Net Assets (Equity): $415.2 million

•	Net Asset Value Per Share (Book Value): $15.21

•	Weighted Average Yield on Debt Investments: 15.0%

•	Efficiency Ratio (G&A Expenses/Total Investment Income): 17.2%

•	Investment Portfolio Activity for the Quarter Ended June 30, 2012

•	Cost of investments made during the period: $114.6 million

•	Principal repayments during the period: $57.0 million

•	Investments made subsequent to quarter end: $42.0 million

•	Financial Results for the Quarter Ended June 30, 2012

•	Total investment income: $22.0 million

•	Net investment income: $14.1 million

•	Net investment income per share: $0.52

•	Dividends paid per share: $0.50

•	Net realized gains: $3.6 million

•	Net unrealized appreciation: $1.0 million (exclusive of unrealized depreciation reclassification adjustments related to realized gains totaling $3.0 million)

•	Net increase in net assets resulting from operations: $15.6 million

•	Net increase in net assets resulting from operations per share: $0.57

In commenting on the Company’s results, Garland S. Tucker, III, President and Chief Executive Officer, stated, “The second quarter of 2012 yielded very positive results for Triangle. Our portfolio produced realized gains during the quarter, and overall credit quality remains strong. Our efficiency ratio continues to be one of the best in the BDC industry, and we were very pleased in June to announce a 13.6% year over year increase to our quarterly dividend. Finally, our investment pace during the second quarter remained steady with seven new investments.

Taking all of these factors into account, I believe Triangle is very well positioned as we move into the second half of 2012.”

Second Quarter 2012 Results

Total investment income during the second quarter of 2012 was $22.0 million, compared to total investment income of $16.4 million for the second quarter of 2011, representing an increase of 33.8%. The Company’s increase in investment income is primarily attributable to new portfolio investments made during 2011 and 2012 which resulted in an increase in total loan interest, fee, dividend and paid-in-kind interest income of approximately $5.5 million.

Net investment income during the second quarter of 2012 was $14.1 million, compared to net investment income of $10.2 million for the second quarter of 2011, representing an increase of 37.4%. The Company’s net investment income per share during the second quarter of 2012 was $0.52 based on a weighted average share count of 27,262,646 as compared to $0.55 per share (including one-time fees totaling approximately $0.09 per share) during the second quarter of 2011, based on a weighted average share count of 18,570,929.

The Company’s net increase in net assets resulting from operations was $15.6 million during the second quarter of 2012, as compared to a net increase in net assets resulting from operations of $14.5 million during the second quarter of 2011. The Company’s net increase in net assets resulting from operations was $0.57 per share during the second quarter of 2012 based on a weighted average share count of 27,262,646, as compared to a net increase in net assets resulting from operations of $0.78 per share (including one-time fees totaling approximately $0.09 per share) during the second quarter of 2011, based on a weighted average share count of 18,570,929.

The Company’s net asset value, or NAV, per share at June 30, 2012, was $15.21 as compared to $14.68 per share at December 31, 2011. As of June 30, 2012, the Company’s weighted average yield on its outstanding, currently yielding, debt investments was approximately 15.0%.

Liquidity and Capital Resources

At June 30, 2012, the Company had cash and cash equivalents totaling $93.7 million.

Commenting on the Company’s liquidity position, Steven C. Lilly, Chief Financial Officer, stated, “We entered the second quarter in a very strong liquidity position which enabled us to fund net investments of approximately $58 million during the quarter. Our current cash on hand, combined with $75 million of availability under our existing senior credit facility, coupled with the possibility that we might expand our senior credit facility later this year, position us well to continue executing our business strategy.”

The Company has a three-year senior secured credit facility (the “Credit Facility”) with a commitment of $75.0 million, and an accordion feature which allows for an increase in the total loan size up to $90.0 million. As of June 30, 2012, the Company had no outstanding debt under the Credit Facility.

As of June 30, 2012, the Company had outstanding non-callable, fixed rate SBA guaranteed debentures totaling $213.9 million with a weighted average interest rate of 4.76%

Dividend and Distribution Information

On May 30, 2012, Triangle announced that its board of directors had declared a cash dividend of $0.50 per share, representing a 13.6% year over year increase over the Company’s second quarter 2011 dividend. This was the Company’s twenty-second consecutive quarterly dividend since its initial public offering in February, 2007, and was the Company’s twelfth dividend increase. The dividend was payable as follows:

Record Date: June 13, 2012

Payment Date: June 27, 2012

At the time of its IPO in February, 2007, Triangle adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not opted out of the DRIP will have their cash dividends automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash dividends.

When the Company declares and pays dividends, it determines the allocation of the distribution between current income, accumulated income and return of capital on the basis of accounting principles generally accepted in the United States (“GAAP”). At each year end, the Company is required for tax purposes to determine the dividend allocation based on tax accounting principles. Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes.

Recent Portfolio Activity

During the second quarter of 2012, Triangle made seven new investments totaling approximately $112.5 million, two debt investments in existing portfolio companies totaling approximately $1.8 million, and one equity investment in an existing portfolio company of approximately $0.3 million. During the second quarter of 2012, the Company received five loan repayments at par totaling approximately $52.1 million and received normal principal repayments and partial loan prepayments totaling approximately $4.9 million.

New investment transactions which occurred during the second quarter of 2012 are summarized as follows:

In April, 2012, Triangle made a $23.0 million investment in WSO Holdings, LP (“WSO”), consisting of subordinated debt and equity. WSO is a supplier of organic and natural sweeteners to retail, food service, and industrial food manufacturers in the U.S. and Canada.

In April, 2012, Triangle made a $7.0 million subordinated debt investment in Tomich Brothers, LLC (“Tomich”). Tomich is a processor and world-wide distributor of seafood indigenous to the waters of California.

In April, 2012, Triangle made an $18.5 million investment in Chromaflo Technologies, LLC (“Chromaflo”), consisting of senior subordinated debt and equity. Chromaflo develops, manufactures and distributes architectural and industrial colorants for the paint and coatings industries.

In May, 2012, Triangle made a $25.8 million investment in TrustHouse Services Group (“TrustHouse”), consisting of subordinated debt and equity. TrustHouse provides outsourced food management services to educational institutions, healthcare facilities, and businesses primarily located in the Northeast, Mid-Atlantic and Midwestern regions of the U.S.

In May, 2012, Triangle made a $21.7 investment in Plantation Products, Inc. (“Plantation”), consisting of subordinated debt and equity. Plantation is a leading provider of packaged vegetable, wildflower and lawn seeds and seed starting products.

In June, 2012, Triangle made a $6.0 million subordinated debt investment in Xchange Technology Group (“XTG”). XTG operates six business units that provide information technology, life cycle management, and short-term technology rental solutions to commercial, educational and wholesale clients across North America, Europe, and Asia.

In June, 2012, Triangle made a $10.5 million investment in CIS Holdings Corporation (“CIS”). CIS designs and modifies commercial off-the-shelf information technology equipment to meet military and intelligence community requirements. CIS’s products consist of secure communications, computing, and network hardware. Major product lines include voice over internet protocol (“VOIP”) phones, networking hardware, video conferencing equipment, and laptop computers.

Investments subsequent to quarter end are summarized as follows:

In July, 2012, Triangle made a $10.0 million investment in All Aboard America! Holdings, Inc. (“All Aboard”) consisting of subordinated debt and equity. All Aboard is a large regional motor coach operator that provides commuter, charter, sightseeing, and scheduled route services in both the southwestern and southern United States.

In July, 2012, Triangle made a $5.3 million investment in Empire Facilities Management Group, Inc. (“Empire”) consisting of unitranche debt and equity. Empire is a retail, restaurant, and commercial facilities maintenance and management company offering single-source facilities solutions across the continental United States, Hawaii, Alaska, Puerto Rico, Canada, and the Virgin Islands.

In July, 2012, Triangle made a $9.5 million investment in DataSource, Inc. (“DataSource”) consisting of subordinated debt and equity. DataSource is a provider of outsourced print supply chain management services, including production, sourcing, and fulfillment of print marketing materials.

In July, 2012, Triangle made a $7.2 million investment in Eckler Holdings, Inc. (“Eckler’s”) consisting of subordinated debt and equity. Eckler’s is a large multi-channel marketer of restoration parts and accessories for classic and enthusiast cars and trucks. Eckler’s products are primarily marketed to consumer enthusiasts and small business classic car restorers.

In July 2012, the Company invested $10.0 million in My Alarm Center, LLC (“Alarm Center”) consisting of subordinated debt and equity. Alarm Center is a provider of billing, account management, technical service/repair, and call center operation services for security alarm contracts.

Conference Call to Discuss First Quarter 2012 Results

Triangle has scheduled a conference call to discuss second quarter 2012 operating and financial results for Thursday, August 2, 2012, at 9:00 a.m. ET.

To listen to the call, please dial 877-312-5521 or 253-237-1143 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available until August 7, 2012. To access the replay, please dial 855-859-2056 or 404-537-3406 and enter the passcode 99138668.

Triangle’s quarterly results conference call will also be available via a live webcast on the investor relations section of its website at http://ir.tcap.com/events.cfm. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company’s website until August 31, 2012.

About Triangle Capital Corporation

Triangle Capital Corporation (www.TCAP.com) invests capital in established companies in the lower middle market to fund growth, changes of control and other corporate events. Triangle offers a wide variety of investment structures with a primary focus on mezzanine financing with equity components. Triangle’s investment objective is to seek attractive returns by generating current income from debt investments and capital appreciation from equity related investments. Triangle’s investment philosophy is to partner with business owners, management teams and financial sponsors to provide flexible financing solutions. Triangle typically invests $5.0 million - $25.0 million per transaction in companies with annual revenues between $20.0 million and $200.0 million and EBITDA between $3.0 million and $20.0 million.

Triangle has elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). Triangle is required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NYSE, federal and state laws and regulations. Triangle has elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Triangle could have a material adverse effect on Triangle and its stockholders.

Forward Looking Statements

This press release may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future and some of these uncertainties are enumerated in Triangle’s filings with the Securities and Exchange Commission. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements are included in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. Copies are available on the SEC’s website at www.sec.gov and shareholders may receive a hard copy of the completed audited financial statements free of charge upon request to the Company at 3700 Glenwood Avenue, Suite 530, Raleigh, NC 27612. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Contacts

Sheri Blair Colquitt

Vice President, Investor Relations

919-719-4784

scolquitt@tcap.com

Steven C. Lilly

Chief Financial Officer

919-719-4789

slilly@tcap.com

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TRIANGLE CAPITAL CORPORATION

Consolidated Balance Sheets

	June 30, 2012	December 31, 2011
	(Unaudited)
Assets
Investments at fair value:
Non–Control / Non–Affiliate investments (cost of $464,398,400 and $389,312,451 at June 30, 2012 and December 31, 2011, respectively)	$476,434,438	$396,502,490
Affiliate investments (cost of $115,106,658 and $97,751,264 at June 30, 2012 and December 31, 2011, respectively)	116,191,443	103,266,298
Control investments (cost of $11,413,857 and $11,278,339 at June 30, 2012 and December 31, 2011, respectively)	5,777,993	7,309,787

Total investments at fair value	598,403,874	507,078,575
Cash and cash equivalents	93,727,621	66,868,340
Interest and fees receivable	4,447,983	1,883,395
Prepaid expenses and other current assets	401,771	623,318
Deferred financing fees	8,314,210	6,682,889
Property and equipment, net	55,847	58,304

Total assets	$705,351,306	$583,194,821

Liabilities
Accounts payable and accrued liabilities	$2,719,650	$4,116,822
Interest payable	3,551,367	3,521,932
Taxes payable	203,893	1,402,866
Deferred income taxes	802,079	628,742
Borrowings under credit facility	—	15,000,000
Senior notes	69,000,000	—
SBA-guaranteed debentures payable	213,914,760	224,237,504

Total liabilities	290,191,749	248,907,866

Net Assets
Common stock, $0.001 par value per share (150,000,000 shares authorized, 27,289,134 and 22,774,726 shares issued and outstanding as of June 30, 2012 and December 31, 2011, respectively)	27,289	22,775
Additional paid-in-capital	397,340,547	318,297,269
Investment income in excess of distributions	6,475,047	6,847,486
Accumulated realized gains on investments	4,633,796	1,011,649
Net unrealized appreciation of investments	6,682,878	8,107,776

Total net assets	415,159,557	334,286,955

Total liabilities and net assets	$705,351,306	$583,194,821

Net asset value per share	$15.21	$14.68

TRIANGLE CAPITAL CORPORATION

Unaudited Consolidated Statements of Operations

	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Investment income:
Loan interest, fee and dividend income:
Non–Control / Non–Affiliate investments	$15,060,897	$11,224,891	$28,024,499	$19,974,340
Affiliate investments	2,952,805	1,724,555	5,669,954	3,098,798
Control investments	52,218	888,593	111,991	1,146,861

Total loan interest, fee and dividend income	18,065,920	13,838,039	33,806,444	24,219,999

Paid–in–kind interest income:
Non–Control / Non–Affiliate investments	2,850,412	1,886,506	5,437,679	3,368,326
Affiliate investments	870,085	549,724	1,524,318	944,895
Control investments	20,000	53,504	39,971	118,801

Total paid–in–kind interest income	3,740,497	2,489,734	7,001,968	4,432,022

Interest income from cash and cash equivalent investments	156,049	85,973	265,907	187,122

Total investment income	21,962,466	16,413,746	41,074,319	28,839,143

Expenses:
Interest and other financing fees	4,144,623	2,753,751	7,455,360	4,895,908
General and administrative expenses	3,767,420	3,436,474	7,374,687	5,833,997

Total expenses	7,912,043	6,190,225	14,830,047	10,729,905

Net investment income	14,050,423	10,223,521	26,244,272	18,109,238

Net realized gain on investments—Non Control / Non–Affiliate	2,784,108	827,599	2,784,108	827,599
Net realized gain on investments—Control	838,039	12,153,170	838,039	12,153,170
Net unrealized depreciation of investments	(2,046,369)	(8,659,059)	(1,424,898)	(4,063,304)

Total net gain on investments	1,575,778	4,321,710	2,197,249	8,917,465
Loss on extinguishment of debt	—	—	(205,043)	(157,590)
Income tax benefit	—	—	7,231	27,359

Net increase in net assets resulting from operations	$15,626,201	$14,545,231	$28,243,709	$26,896,472

Net investment income per share—basic and diluted	$0.52	$0.55	$1.00	$1.02

Net increase in net assets resulting from operations per share—basic and diluted	$0.57	$0.78	$1.08	$1.52

Dividends declared per common share	$0.50	$0.44	$0.97	$0.86

Weighted average number of shares outstanding—basic and diluted	27,262,646	18,570,929	26,168,973	17,714,507

TRIANGLE CAPITAL CORPORATION

Unaudited Consolidated Statements of Cash Flows

	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011

Cash flows from operating activities:
Net increase in net assets resulting from operations	$28,243,709	$26,896,472
Adjustments to reconcile net increase in net assets resulting from operations to net cash used in operating activities:
Purchases of portfolio investments	(156,571,355)	(136,291,889)
Repayments received/sales of portfolio investments	71,439,853	61,522,270
Loan origination and other fees received	2,309,229	2,689,172
Net realized (gain) loss on investments	(3,622,147)	(12,980,769)
Net unrealized depreciation of investments	1,251,562	3,919,574
Deferred income taxes	173,337	143,729
Payment–in–kind interest accrued, net of payments received	(3,765,725)	(1,037,758)
Amortization of deferred financing fees	504,619	364,555
Loss on extinguishment of debt	205,043	157,590
Accretion of loan origination and other fees	(1,554,726)	(711,355)
Accretion of loan discounts	(811,990)	(518,337)
Accretion of discount on SBA-guaranteed debentures payable	87,256	85,068
Depreciation expense	15,811	14,477
Stock-based compensation	1,372,096	909,500
Changes in operating assets and liabilities:
Interest and fees receivable	(2,564,588)	(712,007)
Prepaid expenses	221,547	(435,754)
Accounts payable and accrued liabilities	(1,397,172)	4,700
Interest payable	29,435	723,850
Taxes payable	(1,198,973)	(191,672)

Net cash used in operating activities	(65,633,179)	(55,448,584)

Cash flows from investing activities:
Purchases of property and equipment	(13,354)	(18,115)

Net cash used in investing activities	(13,354)	(18,115)

Cash flows from financing activities:
Borrowings under SBA-guaranteed debentures payable	—	31,100,000
Repayments of SBA-guaranteed debentures payable	(10,410,000)	(9,500,000)
Repayments of credit facility	(15,000,000)	—
Proceeds from senior notes	69,000,000	—
Financing fees paid	(2,340,983)	(1,226,176)
Proceeds from public stock offerings, net of expenses	77,122,974	62,993,096
Common stock withheld for payroll taxes upon vesting of restricted stock	(1,111,444)	(643,308)
Cash dividends paid	(24,754,733)	(13,834,586)

Net cash provided by financing activities	92,505,814	68,889,026

Net increase in cash and cash equivalents	26,859,281	13,422,327
Cash and cash equivalents, beginning of period	66,868,340	54,820,222

Cash and cash equivalents, end of period	$93,727,621	$68,242,549

Supplemental disclosure of cash flow information:
Cash paid for interest	$6,671,706	$3,722,435

Summary of non-cash financing transactions:
Dividends paid through DRIP share issuances	$1,664,166	$2,109,550